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LATTICE SEMICONDUCTOR CORPORATION

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On February 15, 2017, Lattice Semiconductor Corporation issued the following press release to announce its financial results for the fourth quarter ended December 31, 2016:

NEWS RELEASE

For more information contact:

David Pasquale

Global IR Partners

914-337-8801

lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS

FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Fourth Quarter 2016 Financial Highlights*:

•	Revenue of $118.1 million.

•	On a GAAP basis, net loss of $8.2 million or $0.07 per basic and diluted share.

•	On a Non-GAAP basis, net income of $11.8 million or $0.10 per basic and diluted share.

•	Gross margin of 53.7% on a GAAP basis and 53.9% on a non-GAAP basis.

•	Lattice Semiconductor entered into a definitive agreement to be acquired by Canyon Bridge Capital Partners, Inc.

Full Year 2016 Financial Highlights*:

•	Revenue of $427.1 million.

•	On a GAAP basis, net loss of $54.1 million or $0.45 per basic and diluted share.

•	On a Non-GAAP basis, net income of $17.0 million or $0.14 per basic and diluted share.

•	Gross margin of 57.7% on a GAAP basis and 58.0% on a non-GAAP basis.

*	GAAP represents U.S. Generally Accepted Accounting Principles. Non-GAAP represents GAAP excluding the impact of certain activities which the Company’s management excludes in analyzing the Company’s operating results and in understanding trends in the Company’s earnings. For a reconciliation of GAAP to non-GAAP results, see accompanying tables “Reconciliation of U.S. GAAP to Non-GAAP Financial Measures.”

PORTLAND, OR - February 15, 2017 - Lattice Semiconductor Corporation (NASDAQ: LSCC), the global leader in smart connectivity solutions, announced financial results today for the fiscal fourth quarter and full year ended December 31, 2016.

The Company reported revenue for the fourth quarter of 2016 of $118.1 million, which increased 4.3% sequentially, as compared to the third quarter 2016 revenue of $113.2 million, and increased 16.7%, as compared to the fourth quarter 2015 revenue of $101.2 million.

Gross margin on a GAAP basis was 53.7% for the fourth quarter of 2016, as compared to the third quarter of 2016 gross margin of 59.5% and 53.5% for the fourth quarter of 2015. Gross margin for the fourth quarter of 2016 was 53.9% on a non-GAAP basis, as compared to 59.8% for the third quarter of 2016 and 54.6% for the fourth quarter of 2015.

Total operating expenses for the fourth quarter of 2016 were $64.4 million on a GAAP basis (includes $6.2 million in acquisition related expenses), as compared to $73.4 million for the third quarter of 2016 (includes $7.5 million in bad debt expense related to the bankruptcy filing of one of our distributors; and a $7.9 million acquired intangible assets impairment charge due to changes in our role as the agent of the HDMI consortium) and $90.6 million for the fourth quarter of 2015 (includes a $21.7 million impairment of goodwill and intangible assets). Total operating expenses were $45.1 million for the fourth quarter of 2016 on a non-GAAP basis, as compared to $52.9 million for the third quarter of 2016, and $51.9 million for the fourth quarter of 2015.

GAAP net loss for the fourth quarter was $8.2 million ($0.07 per basic and diluted share), with net income of $11.8 million ($0.10 per basic and diluted share) on a non-GAAP basis. GAAP results for the fourth quarter of 2016 reflect $1.0 million in restructuring charges, $6.2 million in acquisition related charges, $2.5 million in tax expense, $8.3 million in amortization of acquired intangible assets, and $4.1 million in stock-based compensation expense. This compares to a net loss on a GAAP basis in the prior quarter of $12.4 million ($0.10 per basic and diluted share), with net income on a non-GAAP basis in the prior quarter of $5.9 million ($0.05 per basic and diluted share), and compares to a net loss on a GAAP basis in the year ago period of $45.5 million ($0.38 per basic and diluted share), or a net loss of $4.5 million ($0.04 per basic and diluted share) on a non-GAAP basis. GAAP results for the third quarter of 2016 reflect the above mentioned $7.5 million in bad debt expense and $7.9 million impairment charge, along with $0.3 million in restructuring charges, $1.0 million in tax expense, $8.3 million in amortization of acquired intangible assets, and $4.3 million in stock-based compensation expense. GAAP results for the fourth quarter of 2015 reflect $3.5 million in restructuring charges, $0.4 million in acquisition related charges, $3.5 million in tax expense, $8.8 million in amortization of acquired intangible assets, $21.7 million in impairment of goodwill and intangible assets, and $4.8 million in stock-based compensation expense.

For the fiscal year 2016, revenue was $427.1 million on a GAAP basis, an increase of 5.2% from $406.0 million in the fiscal year 2015. Revenue for the fiscal year 2016 was $427.1 million on a non-GAAP basis, an increase of 3.9% from $411.2 million in fiscal year 2015. Net loss on a GAAP basis for fiscal year 2016 was $54.1 million ($0.45 per basic and diluted share), compared to a net loss of $159.2 million ($1.36 per basic and diluted share) reported in fiscal year 2015. Net income for the fiscal year 2016 was $17.0 million ($0.14 per basic and diluted share) on a non-GAAP basis, compared to a net loss of $18.2 million ($0.15 per basic and diluted share) for the fiscal year 2015. GAAP results for the fiscal year 2016 reflect $9.3 million in restructuring costs, $6.3 million in acquisition related charges, $9.9 million in tax expense, $33.6 million in amortization of acquired intangible assets, $7.9 million in impairment of goodwill and intangible assets, and $16.2 million in stock-based compensation expense. GAAP results for the fiscal year 2015 reflect $19.2 million in restructuring costs, $22.5 million in acquisition related charges, $32.5 million in tax expense, $29.6 million in amortization of acquired intangible assets, $21.7 million in impairment of goodwill and intangible assets, and $17.4 million in stock-based compensation expense.

Darin G. Billerbeck, President and Chief Executive Officer, said, “Growth in the fourth quarter and second half of 2016 was led by the overall consumer market and the ramp of our flagship win at a major consumer OEM. The higher consumer volumes combined with targeted manufacturing efficiencies allowed us to deliver a 57.7% gross margin for the full year 2016, up from 54.2% in the prior year. Our long term growth will be based on a combination of new consumer design wins along with continuous growth in our industrial and communications businesses focused on new applications such as medical devices, virtual and augmented reality, along with wireless connectivity. Smart connectivity, made easy.”

Max Downing, Interim Chief Financial Officer, added, “We made significant progress in 2016 on better aligning our operating expenses, while further improving our cash flow generation. During 2016 we generated $41.7 million in cash flows from operations and ended the year with $116.9 million in cash and short-term investments. We intend to remain focused on maximizing the leverage of our operating model and reducing our outstanding debt balance.”

Recent Business Highlights

•	Launches New iCE40 UltraPlus™ Devices: This latest addition to the iCE40 Ultra family delivers eight times more memory (1.1 Mbit RAM), twice the digital signal processors (8x DSPs), and improved I/Os over previous generations. Available in multiple package sizes, the programmable nature of the iCE40 UltraPlus device is ideal for smartphones, wearables, drones, 360 cameras, human-machine interfaces (HMIs) and industrial automation.

•	Partners with NDS Surgical Imaging Leveraging 60 GHz WirelessHD® Technology: Lattice Semiconductor’s production-proven WirelessHD solution based on its SiBEAM millimeter-wave (mmWave) technology delivers low-latency, high-resolution HD video that is extremely reliable, while NDS Surgical Imaging brings expertise in medical device manufacturing and regulatory compliance. The partnership will allow medical device manufacturers to benefit from NDS’s experience in bringing FDA-approved medical technologies with WirelessHD to market more quickly and efficiently.

•	TPCAST Partners with Lattice Semiconductor to Deliver an Immersive Wireless VR Experience: Lattice Semiconductor and TPCAST announced an exclusive partnership to deliver wireless solutions for head mount display (HMD)-based VR systems. Lattice’s WirelessHD® solution, along with a suite of FPGA and ASSP products, will be offered exclusively in TPCAST’s VR applications, which require low latency, high bandwidth wireless video transmission.

•	Acquisition by Canyon Bridge Capital Partners, Inc.: On November 3, 2016, the Company announced that it had entered into a definitive agreement to be acquired by Canyon Bridge Capital Partners, Inc. The transaction with Canyon Bridge will allow Lattice to grow its operations in the U.S. and globally and better reach its target markets. The process of obtaining approval from the Committee on Foreign Investment in the United States (CFIUS) is well underway, and the Company looks forward to continuing to have constructive discussions with the Committee in order to conclude the deal as soon as possible.

Investor Conference Call / Outlook:

As a result of the acquisition announcement with Canyon Bridge, the Company will not hold a quarterly conference call and webcast, and will not provide an outlook for its future financial results.

Special Meeting of Stockholders on February 28, 2017 at 8:00 am, Pacific Time:

At the Special Meeting, shareholders will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, as it may be amended from time to time, dated November 3, 2016, among Lattice, Canyon Bridge Acquisition Company, Inc., a Delaware corporation, and Canyon Bridge Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary Canyon Bridge Acquisition Company, Inc. The Board of Directors of Lattice Semiconductor, after considering the factors more fully described in the proxy statement as filed with the U.S. Securities and Exchange Commission, has unanimously determined that the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Lattice Semiconductor and its stockholders, and adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Special Meeting will be held at Lattice Semiconductor’s principal executive offices, located on the 8th floor of the US Bancorp Tower, 111 SW 5th Ave., Portland, Oregon 97204.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Such forward-looking statements include statements relating to: our expectation that our long term growth will be based on a combination of new consumer design wins along with continuous growth in our industrial and communications businesses focused on new applications such as medical devices, virtual and augmented reality, along with wireless connectivity. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “may,” “expect,” “plan,” “project,” “anticipate,” “intend,” “forecast,” “future,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology; and our expectation that we will remain focused on maximizing the leverage of our operating model and reduce our outstanding debt balance. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our iCE40™ and MachXO3L™ devices, the ability to supply products to customers in a timely manner, changes in our distribution relationships, or the volatility of our consumer business. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges could adversely affect our profitability.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include disruptions of our businessarising from theannouncement and pendency of our proposed acquisition by Canyon Bridge Capital Partners, Inc., global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company’s dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, the failure to achieve the anticipated benefits and synergies of the Silicon Image transaction. In addition, actual results are subject to other risks and uncertainties that relate more broadly to our overall business, including those risks more fully described in Lattice’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended January 2, 2016, and Lattice’s quarterly reports filed on Form 10-Q.

You should not unduly rely on forward-looking statements because actual results could differ materially from those expressed in any forward-looking statements. In addition, any forward-looking statement applies only as of the date on which it is made. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Measures:

Included within this press release and the accompanying tables and notes are non-GAAP financial measures that supplement the Company’s consolidated financial information prepared in accordance with U.S. GAAP. The non-GAAP measures presented exclude charges and adjustments primarily related to stock-based compensation, restructuring charges, acquisition-related charges, amortization of acquired intangible assets, purchase accounting adjustments, impairment of goodwill and intangible assets, gain on the sale of a business unit, and the estimated tax effect of these items. These charges and adjustments may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities of the Company. The Company describes these non-GAAP financial measures and reconciles them to the most directly comparable GAAP measures in the tables and notes attached to this press release.

The Company’s management believes that these non-GAAP financial measures provide an additional and useful way of viewing aspects of our performance that, when viewed in conjunction with our GAAP results, provide a more comprehensive understanding of the various factors and trends affecting our ongoing financial performance and operating results than GAAP measures alone. In particular, investors may find the non-GAAP measures useful in reviewing our operating performance without the significant accounting charges resulting from the Silicon Image acquisition, alongside the comparably adjusted prior year results. Management also uses these non-GAAP measures for strategic and business decision-making, internal budgeting, forecasting, and resource allocation processes and believes that investors should have access to similar data when making their investment decisions.

In addition, the Company uses Adjusted EBITDA to measure compliance with certain of its debt covenants. These non-GAAP measures are included solely for informational and comparative purposes and are not meant as a substitute for GAAP and should be considered together with the consolidated financial information located in the tables attached to this press release.

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed Merger, the Company has filed a proxy statement with the SEC. Additionally, the Company may file other relevant materials with the SEC in connection with the proposed Merger. The proxy statement has been sent to the stockholders of the Company and contains important information about the proposed Merger and related matters. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. The materials filed by the Company with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov or upon request from the Company’s Investor Relations Department at lscc@globalirpartners.com.

Participants in the Solicitation

The Company and its directors will, and certain other members of its management and its employees as well as Parent and Merger Sub and their directors and officers may, be deemed to be participants in the solicitation of proxies of Company stockholders in connection with the proposed Merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of the Company’s executive officers and directors in the solicitation by reading the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, the Company’s proxy statement on Schedule 14A for its 2016 Annual Meeting of Stockholders, and the proxy statement and other relevant materials filed with the SEC in connection with the Merger. Additional information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, is set forth in the proxy statement.

About Lattice Semiconductor Corporation:

Lattice Semiconductor Corporation (NASDAQ: LSCC) provides smart connectivity solutions powered by our low power FPGA, video ASSP, 60 GHz millimeter wave, and IP products to the consumer, communications, industrial, computing, and automotive markets worldwide. Our unwavering commitment to our customers enables them to accelerate their innovation, creating an ever better and more connected world.

For more information, visit www.latticesemi.com. You can also follow us via LinkedIn, Twitter, Facebook, YouTube or RSS.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40 and MachXO3L, and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2016	October 1, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Revenue	$118,108	$113,225	$101,194	$427,054	$405,966

Costs and expenses:
Cost of sales	54,628	45,801	47,092	180,620	186,057
Research and development	26,248	27,747	32,055	117,518	136,868
Selling, general, and administrative	22,745	29,244	24,253	98,602	97,349
Amortization of acquired intangible assets	8,283	8,260	8,756	33,575	29,580
Restructuring	951	317	3,459	9,267	19,239
Acquisition related charges	6,211	—	372	6,305	22,450
Impairment of goodwill and intangible assets	—	7,866	21,655	7,866	21,655

	119,066	119,235	137,642	453,753	513,198

Loss from operations	(958)	(6,010)	(36,448)	(26,699)	(107,232)
Interest expense	(5,070)	(5,235)	(5,519)	(20,327)	(18,389)
Other income (expense), net	745	209	515	4,303	(580)

Loss before income taxes and equity in net loss of an unconsolidated affiliate	(5,283)	(11,036)	(41,452)	(42,723)	(126,201)
Income tax expense	2,507	971	3,510	9,917	32,540
Equity in net loss of an unconsolidated affiliate, net of tax	(374)	(407)	(492)	(1,459)	(492)

Net loss	$(8,164)	$(12,414)	$(45,454)	$(54,099)	$(159,233)

Net loss per share, basic and diluted	$(0.07)	$(0.10)	$(0.38)	$(0.45)	$(1.36)

Shares used in per share calculations, basic and diluted	121,236	120,584	118,095	119,994	117,387

Lattice Semiconductor Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2016	January 2, 2016
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$116,860	$102,574
Accounts receivable, net	99,637	88,471
Inventories	79,168	75,896
Other current assets	19,035	18,922

Total current assets	314,700	285,863
Property and equipment, net	49,481	51,852
Intangible assets, net of amortization	118,863	162,583
Goodwill	269,758	267,549
Deferred income taxes	372	578
Other long-term assets	13,709	17,495

	$766,883	$785,920

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$90,798	$83,761
Current portion of long-term debt	15,862	7,557
Deferred income and allowances on sales to sell-through distributors and deferred license revenue	32,985	19,859

Total current liabilities	139,645	111,177

Long-term debt	318,760	330,870
Other long-term liabilities	38,048	38,353

Total liabilities	496,453	480,400

Stockholders’ equity	270,430	305,520

	$766,883	$785,920

Lattice Semiconductor Corporation

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Year Ended
	December 31, 2016	January 2, 2016
Cash flows from operating activities:
Net loss	$(54,099)	$(159,233)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	61,806	60,808
Impairment of intangible assets	7,866	21,655
Amortization of debt issuance costs and discount	1,350	2,835
Change in deferred income tax provision	90	21,367
Loss on sale or maturity of marketable securities	79	333
Gain on forward contracts	(184)	—
Stock-based compensation expense	16,213	18,396
Loss on disposal of fixed assets	597	—
Gain on sale of business unit	(2,646)	—
Equity in net loss of an unconsolidated affiliate, net of tax	1,459	492
Changes in assets and liabilities:
Accounts receivable, net	(11,419)	4,578
Inventories	(3,272)	9,868
Prepaid expenses and other current assets	(2,270)	(6,710)
Accounts payable and accrued expenses (includes restructuring)	8,338	6,301
Accrued payroll obligations	402	(10,202)
Income taxes payable	3,216	1,749
Deferred income and allowances on sales to sell-through distributors	14,391	2,920
Deferred licensing and services revenue	(183)	1,958

Net cash provided by (used in) operating activities	41,734	(22,885)

Cash flows from investing activities:
Proceeds from sales of and maturities of short-term marketable securities	14,897	142,956
Purchases of marketable securities, net	(7,490)	(15,982)
Cash paid for business acquisition, net of cash acquired	—	(431,068)
Capital expenditures	(16,717)	(18,209)
Proceeds from sale of business unit, net of cash sold	1,972	—
Cash paid for a non-marketable equity method investment	(1,000)	(5,000)
Cash paid for software licenses	(9,035)	(9,515)

Net cash used in investing activities	(17,373)	(336,818)

Cash flows from financing activities:
Proceeds from issuance of restricted stock units, net of withholding taxes	(3,565)	(3,493)
Purchases of treasury stock	—	(6,970)
Net proceeds from issuance of common stock	7,607	5,679
Net proceeds from issuance of long-term debt	—	346,500
Cash paid for debt issuance costs	—	(8,283)
Repayment of debt	(5,154)	(2,625)
Cash paid to redeem noncontrolling interest	—	(867)

Net cash (used in) provided by financing activities	(1,112)	329,941

Lattice Semiconductor Corporation
Consolidated Statements of Cash Flows (continued)
(in thousands)
(unaudited)

	Year Ended
	December 31, 2016	January 2, 2016
Effect of exchange rate change on cash	(1,303)	(1,243)

Net increase (decrease) in cash and cash equivalents	21,946	(31,005)
Beginning cash and cash equivalents	84,606	115,611

Ending cash and cash equivalents	$106,552	$84,606

Supplemental cash flow information:
Change in unrealized gain (loss) related to marketable securities, net of tax, included in Accumulated other comprehensive loss	$(93)	$(69)
Income taxes paid, net of refunds	$9,359	$8,339
Interest paid	$18,159	$11,071
Accrued purchases of plant and equipment	$(249)	$799
Transfer of residual temporary equity to additional paid-in capital on redemption of noncontrolling interest	$—	$6,773

Lattice Semiconductor Corporation

- Supplemental Historical Financial Information -

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2016	October 1, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Operations Information
Percent of Revenue
Gross Margin	53.7%	59.5%	53.5%	57.7%	54.2%
R&D Expense	22.2%	24.5%	31.7%	27.5%	33.7%
SG&A Expense	19.3%	25.8%	24.0%	23.1%	24.0%
Depreciation and amortization (in thousands)	13,898	15,556	17,892	61,806	60,808
Capital expenditures (in thousands)	2,726	3,889	6,624	16,717	18,209
Stock-based compensation expense (in thousands)	4,106	4,309	4,788	16,213	17,350
Stock-based compensation included in acquisition related charges (in thousands)	—	—	—	—	4,293
Restructuring and severance related charges (in thousands)	951	317	3,459	9,267	19,239
Severance costs included in acquisition related charges (in thousands)	—	—	—	—	4,017
Taxes paid (cash, in thousands)	2,109	2,386	2,936	9,359	8,339

Balance Sheet Information
Current Ratio	2.3	2.2	2.6
A/R Days Revenue Outstanding	77	76	80
Inventory Months	4.3	5.3	4.8

Revenue% (by Geography)
Asia	75%	74%	75%	71%	76%
Europe (incl. Africa)	14%	12%	12%	14%	14%
Americas	11%	14%	13%	15%	10%

Revenue% (by End Market) (1)
Communications and Computing	26%	27%	35%	29%	35%
Mobile and Consumer	36%	31%	30%	30%	31%
Industrial and Automotive	31%	33%	23%	33%	25%
Licensing and Services	7%	9%	12%	8%	9%

Revenue% (by Channel)
Sell-through distribution	68%	62%	44%	61%	45%
Direct	32%	38%	56%	39%	55%

(1)	During the first quarter of fiscal 2016, we realigned our end market categories to group Computing with Communications rather than with Industrial, as had been the previous grouping. Prior periods have been reclassified to match current period presentation.

Lattice Semiconductor Corporation

- Reconciliation of U.S. GAAP to Non-GAAP Financial Measures -

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2016	October 1, 2016	January 2, 2016	December 31, 2016	January 2, 2016
GAAP Revenue	$118,108	$113,225	$101,194	$427,054	$405,966
Fair value adjustment to deferred revenue from purchase accounting	—	—	96	—	5,187

Non-GAAP Revenue	$118,108	$113,225	$101,290	$427,054	$411,153

GAAP Gross margin	$63,480	$67,424	$54,102	$246,434	$219,909
Fair value adjustment to deferred revenue from purchase accounting	—	—	96	—	3,691
Inventory step-up expense	—	—	716	523	6,078
Stock-based compensation - gross margin	232	231	372	888	1,416

Non-GAAP Gross margin	$63,712	$67,655	$55,286	$247,845	$231,094

GAAP Gross margin %	53.7%	59.5%	53.5%	57.7%	54.2%
Cumulative effect of non-GAAP Gross Margin adjustments	0.2%	0.3%	1.1%	0.3%	2.0%

Non-GAAP Gross margin %	53.9%	59.8%	54.6%	58.0%	56.2%

GAAP Operating expenses	$64,438	$73,434	$90,550	$273,133	$327,141
Amortization of acquired intangible assets	(8,283)	(8,260)	(8,756)	(33,575)	(29,580)
Restructuring charges	(951)	(317)	(3,459)	(9,267)	(19,239)
Acquisition related charges (1)	(6,211)	—	(372)	(6,305)	(22,450)
Impairment of goodwill and intangible assets	—	(7,866)	(21,655)	(7,866)	(21,655)
Stock-based compensation - operations	(3,874)	(4,078)	(4,416)	(15,325)	(15,934)

Non-GAAP Operating expenses	$45,119	$52,913	$51,892	$200,795	$218,283

(1)	Includes stock-based compensation and severance costs related to change in control.

Lattice Semiconductor Corporation

- Reconciliation of U.S. GAAP to Non-GAAP Financial Measures -

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2016	October 1, 2016	January 2, 2016	December 31, 2016	January 2, 2016
GAAP Loss from operations	$(958)	$(6,010)	$(36,448)	$(26,699)	$(107,232)
Fair value adjustment to deferred revenue from purchase accounting	—	—	96	—	3,691
Inventory step-up expense	—	—	716	523	6,078
Stock-based compensation - gross margin	232	231	372	888	1,416
Amortization of acquired intangible assets	8,283	8,260	8,756	33,575	29,580
Restructuring charges	951	317	3,459	9,267	19,239
Acquisition related charges (1)	6,211	—	372	6,305	22,450
Impairment of goodwill and intangible assets	—	7,866	21,655	7,866	21,655
Stock-based compensation - operations	3,874	4,078	4,416	15,325	15,934

Non-GAAP Income from operations	$18,593	$14,742	$3,394	$47,050	$12,811

GAAP Loss from operations %	(0.8)%	(5.3)%	(36.0)%	(6.3)%	(26.4)%
Cumulative effect of non-GAAP Gross Margin and Operating adjustments	16.5%	18.3%	39.4%	17.3%	29.5%

Non-GAAP Income from operations %	15.7%	13.0%	3.4%	11.0%	3.1%

GAAP Income tax expense	$2,507	$971	$3,510	$9,917	$32,540
Estimated tax effect of non-GAAP adjustments (2)	(438)	2,389	(1,089)	—	(21,030)

Non-GAAP Income tax expense	$2,069	$3,360	$2,421	$9,917	$11,510

(1)	Includes stock-based compensation and severance costs related to change in control.
(2)	During the second quarter of fiscal 2016, we refined our calculation of non-GAAP tax expense by applying our tax provision model to year-to-date and projected income after adjusting for non-GAAP items. The difference between calculated values for GAAP and non-GAAP tax expense has been included as the “Estimated tax effect of non-GAAP adjustments.” Prior periods have been similarly recalculated to conform to the current presentation.

Lattice Semiconductor Corporation

- Reconciliation of U.S. GAAP to Non-GAAP Financial Measures -

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2016	October 1, 2016	January 2, 2016	December 31, 2016	January 2, 2016
GAAP Net loss	$(8,164)	$(12,414)	$(45,454)	$(54,099)	$(159,233)
Fair value adjustment to deferred revenue from purchase accounting	—	—	96	—	3,691
Inventory step-up expense	—	—	716	523	6,078
Stock-based compensation - gross margin	232	231	372	888	1,416
Amortization of acquired intangible assets	8,283	8,260	8,756	33,575	29,580
Restructuring charges	951	317	3,459	9,267	19,239
Acquisition related charges (1)	6,211	—	372	6,305	22,450
Impairment of goodwill and intangible assets	—	7,866	21,655	7,866	21,655
Stock-based compensation - operations	3,874	4,078	4,416	15,325	15,934
Gain on sale of Qterics	—	—	—	(2,646)	—
Estimated tax effect of non-GAAP adjustments (2)	438	(2,389)	1,089	—	21,030

Non-GAAP Net income (loss)	$11,825	$5,949	$(4,523)	$17,004	$(18,160)

GAAP Net loss per share - basic and diluted	$(0.07)	$(0.10)	$(0.38)	$(0.45)	$(1.36)
Cumulative effect of Non-GAAP adjustments	0.17	0.15	0.34	0.59	1.21

Non-GAAP Net income (loss) per share - basic and diluted	$0.10	$0.05	$(0.04)	$0.14	$(0.15)

Shares used in per share calculations:
Basic	121,236	120,584	118,095	119,994	117,387
Diluted - GAAP (3)	121,236	120,584	118,095	119,994	117,387
Diluted - Non-GAAP (3)	123,621	122,236	118,095	121,957	117,387

(1)	Includes stock-based compensation and severance costs related to change in control.
(2)	During the second quarter of fiscal 2016, we refined our calculation of non-GAAP tax expense by applying our tax provision model to year-to-date and projected income after adjusting for non-GAAP items. The difference between calculated values for GAAP and non-GAAP tax expense has been included as the “Estimated tax effect of non-GAAP adjustments.” Prior periods have been similarly recalculated to conform to the current presentation.
(3)	Diluted shares are calculated using the GAAP treasury stock method. In a loss position, diluted shares equal basic shares.